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Pilar Barrigas	Thomas Schiller
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Skyworks Prices Offering of Convertible Subordinated Notes
WOBURN, Mass., Feb. 27, 2007 — Skyworks Solutions, Inc. (NASDAQ: SWKS), an innovator of high performance analog and mixed signal semiconductors enabling mobile connectivity, today announced that it has priced its previously announced private placement of $100 million aggregate principal amount of 1.25% convertible subordinated notes due 2010 and $100 million aggregate principal amount of 1.5% convertible subordinated notes due 2012 to qualified institutional buyers. The notes will be convertible into cash, shares of the company’s common stock or a combination of shares and cash, at its option, at an initial price of $9.5175 per share. Holders of the notes may require Skyworks to repurchase the notes upon the occurrence of a fundamental change as described in the notes.
     The sale of the notes is expected to close on March 2, 2007.
     Skyworks intends to use the net proceeds from the offering for working capital and general corporate purposes, which may include capital expenditures, funding potential future acquisitions, the repurchase of up to $50 million of its common stock and repaying some or all of the outstanding principal amount and accrued interest on its outstanding indebtedness.
     The notes, and any common stock issuable upon conversion of the notes, have not been registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and, may not be offered or sold in the United States absent registration or an applicable exemption from, registration requirements.
     This announcement does not constitute an offer to sell or the solicitation of offers to buy these securities, nor shall there be any offer or sale of these securities in any state in which such offer, solicitation or sale would be unlawful.

Offering Completion	2-2-2
Safe Harbor Statement
     This news release includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include information relating to the closing of the private placement. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “believes,” “plans,” “may,” “will,” “continue,” similar expressions, and variations or negatives of these words. All such statements are subject to certain risks and uncertainties that could cause actual results to differ materially and adversely from those projected, and may affect our future operating results, financial position and cash flows.
     These risks and uncertainties include, but are not limited to: global economic and market conditions, the market for Skyworks securities and other risks detailed from time to time in Skyworks filings with the SEC. These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
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